Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Among

AUTOTRADER.COM, INC.,

PROVIDENCE EQUITY PARTNERS VI, L.P.,

PROVIDENCE EQUITY PARTNERS VI-A, L.P,

COX AUTO TRADER, L.L.C.,

KPCB HOLDINGS, INC.

and

THE OTHER SELLERS NAMED HEREIN

May 5, 2010

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

- iii -

The following exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provide to the Commission in a supplemental submission upon request.

EXHIBITS

Exhibit A:	Sellers
Exhibit B:	Form of Amended and Restated Stockholders Agreement
Exhibit C:	Form of Joinder

SCHEDULES

Schedule 3.3(a)	Seller Authorizations
Schedule 4.1(c)	Subsidiaries and Other Equity Interests
Schedule 4.3(c)	Capital Stock Rights and Obligations
Schedule 4.4(a)	Company Authorizations
Schedule 4.5(a)	Litigation
Schedule 4.5(b)	TPIH Litigation
Schedule 4.5(c)	Compliance with Law
Schedule 4.6(b)	Undisclosed Liabilities
Schedule 4.7(a)	Registered Intellectual Property
Schedule 4.7(b)	Intellectual Property Infringement
Schedule 4.7(c)	Ownership and Use of Auto Trader Name
Schedule 4.8(b)	Material Real Property
Schedule 4.9(b)	Tax Audits
Schedule 4.9(e)	Certain Tax Matters
Schedule 4.9(h)	Tax Apportionment, Sharing, Assignment or Allocation
Schedule 4.10(a)	Benefit Plans
Schedule 4.11	Material Contracts
Schedule 4.14	Conduct of Business
Schedule 4.15	Insurance Policies
Schedule 4.16	Brokers
Schedule 4.17(a)	Certain Affiliate Transactions
Schedule 4.17(b)	Certain Dealers
Schedule 4.17(c)	Certain Original Equipment Manufacturers
Schedule 4.17(d)	Dealer Advertising Associations
Schedule 5.3(a)	Buyer Authorizations
Schedule 6.1	Permitted Transactions

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2010 by and among AutoTrader.com, Inc., a Delaware corporation (the “Company”), Providence Equity Partners VI, L.P. and Providence Equity Partners VI-A, L.P., each a Delaware limited partnership (each, a “Buyer” and collectively, “Buyer”), Cox Auto Trader, L.L.C., a Delaware limited liability company (“CAT”), KPCB Holdings, Inc., a California corporation (“KPCB”), and the other stockholders of the Company identified on Exhibit A, as Exhibit A may be amended from time to time pursuant to Section 2.1 (such other stockholders, together with CAT and KPCB, the “Sellers”), and CAT (in its capacity as agent and attorney-in-fact of each Seller other than KPCB as set forth in Article X, the “Seller Representative”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers desire to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase from the Sellers, the Sellers’ right, title and interest in and to the Transferred Interest (as defined herein).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first-named Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Amended and Restated Stockholders Agreement” means the Amended and Restated Stockholders Agreement of the Company substantially in the form of Exhibit B.

“Balance Sheet Date” means December 31, 2009.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of Buyer to perform its obligations under this Agreement or under any other Transaction Document to which it is a party or to consummate the Transactions by the date set forth in Section 9.1(a).

“CEI” means Cox Enterprises, Inc., a Delaware corporation.

“CEI Consolidated Tax Return” means the consolidated federal income Tax Return of the CEI Group.

“CEI Group” means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which CEI is the common parent and any comparable group under state or local Law of which the Company or any of its Subsidiaries is or was a member.

“Charter” means the Certificate of Incorporation of the Company, as originally filed with the Secretary of State of the State of Delaware on December 19, 2006 and effective as of January 1, 2007.

“Class A Stockholder” has the meaning set forth in the Existing Stockholders Agreement.

“Closing Date” means the date on which the Closing takes place, as established by Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company, which is divided into Class A Common Stock, Class B Common Stock and Class C Common Stock (each as defined in the Charter).

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities (contingent or otherwise), properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except for any event, change, circumstance or effect arising out of, resulting from or in connection with any one or more of the following: (i) the announcement, existence or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, (ii) changes arising after the date of this Agreement in any Law or in GAAP, or in the interpretation thereof, (iii) changes arising after the date of this Agreement in the industries in which the Company operates, (iv) the failure or inability of the Company to meet any projections, forecasts or estimates of revenues or earnings (provided that any event, change, circumstance or effect that may have caused or contributed to such failure or inability shall not be excluded under this clause (iv)), (v) a matter set forth in the Disclosure Schedule, (vi) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), (vii) changes in general economic, business, regulatory, financial or capital market conditions or (viii) any action taken by the Company which is required pursuant to this Agreement or any other Transaction Document.

“Company Redemption” means the Company’s redemption or call, as applicable, of approximately 20% in the aggregate of its outstanding Common Stock from its stockholders for aggregate consideration of up to approximately $590,000,000 pursuant to (i) stock redemption agreements, in each case dated as of May 4, 2010 between the Company and the stockholder of the Company party thereto, and (ii) notices to call shares of its outstanding Common Stock, in each case pursuant to an agreement between the Company and the stockholder of the Company party thereto (such agreements and notices referred to in clauses (i) and (ii), as they may be amended, modified or supplemented from time to time in accordance with Section 6.6, the “Redemption Documents”).

“Environmental Laws” means any Laws relating to (i) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (ii) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“Existing Stockholders Agreement” means the Stockholders Agreement of the Company dated as of January 1, 2007 among the Company and the stockholders of the Company party thereto.

“Flex Expenses” means, if a Successful Syndication of the Company Loan has not been achieved on or before the Closing, the fees and expenses that are due and payable from time to time after Closing pursuant to the exercise by the agent and lenders under the Company Loan pursuant to the “market flex” provisions contained in the Company Commitment Letter and any similar provisions included in the Definitive Company Loan Documents, which result from an increase in the upfront or commitment fees thereunder or an increase in the form of original issue discount thereof.

“Flex Reserve” means, if a Successful Syndication of the Company Loan has not been achieved on or before the Closing, an amount in cash equal to (i) Fifty Million Dollars ($50,000,000) less (ii) amounts paid or incurred prior to the Closing that would have been Flex Expenses if paid or incurred after the Closing.

“Flex Reserve Payment Termination Date” means, if a Successful Syndication of the Company Loan has not been achieved on or before the Closing, the earlier of (i) the date the agent or lenders under the Company Loan notify the Company in writing that the Company Loan has been successfully syndicated in accordance with the terms of the Company Commitment Letter and the Definitive Loan Documents and (ii) the 91st day after the Closing Date.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any government or political subdivision thereof, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

“Governmental Authorizations” means, collectively, the consents, approvals and authorizations of Governmental Authorities set forth on Schedules 3.3(a), 4.4(a), and 5.3(a), including any consents, approvals and authorizations as may be required under the HSR Act or the expiration or termination of the requisite waiting period, if any, under the HSR Act.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof.

“Incremental Debt Amount” means 25% multiplied by the amount by which the total outstanding principal balance of indebtedness for borrowed money of the Company and any intercompany payables at Closing exceeds $475,000,000.

“Intellectual Property” means any and all patents, (including all patent applications, patent disclosures, reissuances, continuations, continuations in part, revisions, reissues, substitutions, extensions and reexaminations thereof), inventions, improvements, know-how, designs, trade secrets, copyrights, works of authorship, mask works, rights in databases, trademarks, trade names, service marks, fictitious and assumed business names, Internet domain names, computer programs and software, formulae, and specifications, and registrations for and applications to register any of the foregoing.

“Knowledge of the Company” means the actual knowledge of Victor A. Perry, III, David B. Amundsen, Steven A. Smith, Matthew S. McKenna and James S. Franchi.

“Laws” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

“Lien” means any mortgage, lien, option, encumbrance, restriction, pledge, adverse claim, security interest, charge or other similar encumbrance.

“Manheim” means Manheim ATC, Inc., a Delaware corporation.

“Permitted Lien” means, with respect to any Person or assets , any of the following Liens: (i) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable or being contested in good faith, all of which are disclosed and adequately reserved for in the Financial Statements; (ii) zoning laws and ordinances and similar Laws to the extent not violated or breached; (iii) statutory liens or other encumbrances that are minor or technical defects in title that individually or in the aggregate do not materially affect the value, marketability or utility of the related asset as presently utilized in such Person’s business; (iv) liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar statutory liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith and for which adequate reserves have been made in accordance with

GAAP; or (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business which do not, individually or in the aggregate, materially affect the value, marketability or utility of such Intellectual Property as currently used in the Company’s business.

“Per Share Purchase Price” means the quotient of (x) Five Hundred Thirty-Seven Million Five-Hundred Thousand Dollars ($537,500,000.00), less the Incremental Debt Amount, if any, divided by (y) the number of shares constituting 25.00% of the outstanding shares of Common Stock as of the Closing.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Purchased Number” means, with respect to any Seller, as of the Closing Date after giving effect to the Company Redemption, a number of shares equal to the sum of (a) 25% of the total number of shares of Common Stock held by such Seller as of the Closing Date after giving effect to the Company Redemption, plus (b) 25% of the product of (i) the aggregate number of shares of Common Stock held by stockholders of the Company who are not Sellers as of the date hereof and as of the Closing Date after giving effect to the Company Redemption, multiplied by (iii) a fraction, the numerator of which is the total number of shares of Common Stock held by such Seller as of the Closing Date after giving effect to the Company Redemption and the denominator of which is the aggregate number of shares of Common Stock held by all Sellers as of the Closing Date after giving effect to the Company Redemption.

“Redemption Documents” has the meaning given to it in the definition of “Company Redemption.”

“Representatives” means a Person’s officers, directors, employees, financial advisors, attorneys, accountants, consultants or other agents or advisors.

“Seller Material Adverse Effect” means, with respect to any Seller, any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of such Seller to perform its obligations under this Agreement or under any other Transaction Document to which it is a party or to consummate the Transactions to be consummated by such Seller by the date set forth in Section 9.1(a).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to the Company, any other Person of which (i) more than 50% of the outstanding voting securities and other equity interests therein are directly or indirectly owned by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries is a general partner.

“Successful Syndication” has the meaning set forth in the Company Commitment Letter.

“Tag-Along Notice” has the meaning set forth in the Existing Stockholders Agreement.

“Tag-Along Rights” has the meaning set forth in the Existing Stockholders Agreement.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign income, gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority and (ii) any liability in respect of any item described in clause (i) payable by reason of being a transferee or successor, assumption, operation of law or Treasury Regulation Section 1.1502-6 (or any similar provision under Law).

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns relating to Taxes filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company including any amendment thereof.

“Transaction Documents” means this Agreement and the Amended and Restated Stockholders Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Each of the following terms is defined in the Section or other part of this Agreement set forth opposite such term.

Additional Interest	2.1(b)
Administrative Agent	11.5
Advisory Fee	11.2
Aggregate Purchase Price	2.1
Agreement	Preamble
Balance Sheet	4.6(b)
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Cap	8.2(c)
CAT	Preamble
Claimant	8.4(a)
Closing	2.2(a)
Company	Preamble
Company Commitment Letter	6.6(a)
Company Expenses	11.2
Company Loan	6.6(a)
Confidentiality Agreement	6.2(b)
Credit Agreement	11.5

Deductible	8.2(d)
Definitive Loan Documents	6.6(b)
Disclosure Schedule	11.11(a)
ERISA	4.10(a)
Financial Statements	4.6(a)
HSR Act	6.7(a)
Indemnifying Party	8.4(a)
I.R.S.	4.10(b)
Joinder	2.1(b)
KPCB	Preamble
KPCB Shares	3.4(b)
Landmark License Agreement	4.8(c)
License Agreement	4.8(c)
Losses	8.2(a)
LTM	4.8(c)
Material Contract	4.11
Nominee Agreement	3.4(b)
Orders	10.6
PBGC	4.10(e)
Per Share Purchase Price	2.1(b)
Plans	4.10(a)
Real Property	4.8(b)
Registered Intellectual Property	4.7(a)
Related Persons	4.17(a)
Section 7.2(a) Non-Performing Seller	7.2(a)
Section 7.2(d) Non-Performing Seller	7.2(d)
Securities Act	5.8
Seller Indemnified Parties	8.3
Seller Representative	Preamble
Sellers	Preamble
Seller’s Transferred Percentage	2.1(a)(ii)
Seller’s Transferred Shares	2.1(a)
Survival Termination Date	8.1
Tag-Along Seller	2.1(b)
Transferred Interest	2.1
TPIH	4.1(c)
TPIH Stockholders Agreement	4.8(c)
Transferred Interest	2.1
Updated Disclosure Schedules	7.2(f)(ii)
WARN Act	4.13(b)

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. (a) Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller, a number of shares of Class A Common Stock equal to (i) in the case of CAT, its Purchased Number based upon the number of shares of Common Stock owned, collectively, by CAT and Manheim as of the Closing, and (ii) in the case of each other Seller, such Seller’s Purchased Number of shares of Common Stock owned by such Seller as of the Closing (with respect to each Seller, including CAT, the shares of Common Stock to be so sold, assigned, transferred, conveyed and delivered by such Seller, such “Seller’s Transferred Shares,” and, collectively, as such number of shares may be adjusted pursuant to Section 2.1(b), the “Transferred Interest”), which shares of Common Stock, in the aggregate for all Sellers, shall equal 25.00% of the outstanding shares of Common Stock of the Company as of the Closing, for an aggregate purchase price of Five Hundred Thirty-Seven Million Five-Hundred Thousand Dollars ($537,500,000.00) less the Incremental Debt Amount. At the Closing, Buyer shall pay to the Seller Representative for the benefit of all the Sellers an amount equal to the product of (x) the Per Share Purchase Price, multiplied by (y) the number of shares of Common Stock constituting the Transferred Interest actually sold, assigned, transferred, conveyed and delivered by Sellers to Buyer at the Closing (the “Aggregate Purchase Price”). The amount paid to each Seller at the Closing shall equal, subject to Section 10.1, the product of (i) the Aggregate Purchase Price, multiplied by (ii) a fraction (such fraction, expressed as a percentage with respect to any Seller, such “Seller’s Transferred Percentage”), the numerator of which shall be the number of shares of Common Stock actually sold, assigned, transferred, conveyed and delivered by such Seller to Buyer at the Closing, and the denominator of which shall be the aggregate number of shares of Common Stock actually sold, assigned, transferred, conveyed and delivered by all Sellers to Buyer at the Closing.

(b) If any Class A Stockholder (a “Tag-Along Seller”) exercises its Tag-Along Rights after the date hereof in accordance with the terms and provisions of the Existing Stockholders Agreement by executing and delivering a Joinder in the form of Exhibit C (a “Joinder”), then, notwithstanding anything herein to the contrary, such Tag-Along Seller shall be added as a Seller hereunder for all purposes and a number of shares of such Tag-Along Seller’s Class A Common Stock equal to the Purchased Number shall be included in the Transferred Interest for all purposes hereunder (such shares, an “Additional Interest”), and Buyer agrees to purchase such Additional Interest from each such Seller subject to the terms and conditions of this Agreement. In such event, for all purposes of this Agreement, the term “Transferred Interest” shall include all Additional Interests. Each Tag-Along Seller’s Tag-Along Notice, together with the Joinder, shall, in accordance with the Existing Stockholders Agreement, constitute such Tag-Along Seller’s agreement to be bound by the terms and provisions of this Agreement as a “Seller” for all purposes hereunder. For the avoidance of doubt, each Seller hereby irrevocably and unconditionally agrees that its execution and delivery of this Agreement satisfies its Tag-Along Rights with respect to the Transactions.

2.2 The Closing.

(a) Unless this Agreement shall have been earlier terminated in accordance with Section 9.1, subject to the satisfaction, or waiver by the party entitled to the benefit, of the conditions to Closing set forth in Sections 7.1(b) and (c), the closing of the Transactions (the “Closing”) will take place on the terms and conditions set forth herein at 10:00 a.m. local time on the first (1st) Business Day after the conditions set forth in Sections 7.1(b) and (c) have been satisfied at the offices of Dow Lohnes PLLC, 1200 New Hampshire Avenue, N.W., Washington, DC 20036, or at such other time and place as the parties may agree. Notwithstanding the foregoing, the Closing shall not take place until the earlier of (i) the exercise or waiver of any outstanding Tag-Along Rights of Class A Stockholders or (ii) thirty-five (35) days after the date hereof.

(b) At the Closing, (i) each Seller shall deliver to Buyer one or more stock certificates representing such Seller’s Transferred Shares, in each case duly endorsed in blank or with separate executed stock transfer powers attached, free and clear of any Liens other than restrictions on transfer set forth in the Amended and Restated Stockholders Agreement and under applicable Law, and (ii) subject to Sections 7.2(a)(i) and 7.2(d) and the proviso in Section 11.6, Buyer shall deliver the Aggregate Purchase Price to the Seller Representative for the account of the Sellers by wire transfer of immediately available funds to the account designated by the Seller Representative and, upon such delivery, Buyer’s obligation to deliver the Aggregate Purchase Price to purchase the Transferred Interest shall be satisfied in all respects, notwithstanding any failure on the part of the Seller Representative to remit any amounts to any Seller in accordance with Section 2.2(c). Notwithstanding anything herein to the contrary, Buyer shall not be obligated to purchase, and shall have no liability or obligation to fund any portion of the Aggregate Purchase Price with respect to, any Seller’s Transferred Shares held by any Section 7.2(a) Non-Performing Seller, any Section 7.2(d) Non-Performing Seller or, if KPCB elects not to participate in the Transactions pursuant to the proviso in Section 11.6. KPCB.

(c) Promptly following the Closing, subject to Section 10.1, the Seller Representative shall remit to each Seller an amount of cash equal to the product of (x) the amount received by the Seller Representative pursuant to Section 2.2(b)(ii), multiplied by (y) such Seller’s Transferred Percentage, in each case by wire transfer of immediately available funds to the account designated by such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally as to itself only and not as to any other Seller, represents and warrants to Buyer as follows:

3.1 Organization and Standing. If such Seller is not an individual, such Seller has been duly incorporated, organized or formed, is validly existing and is in good standing under the Laws of the state of its incorporation, organization or formation.

3.2 Authorization. If such Seller is not an individual, such Seller has all requisite corporate, partnership, limited liability company, trust or other applicable power and authority to enter into and perform the terms of this Agreement and the other Transaction Documents, and the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all necessary actions of such Seller. If such Seller is an individual, such Seller has the legal capacity and authority to enter into and perform his or her obligations under this Agreement and the other Transaction Documents to which he or she is a party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Document to which such Seller is a party will be, duly executed and delivered by such Seller. Assuming the due execution and delivery by the other parties thereto, this Agreement constitutes, and upon execution and delivery by such Seller, each other Transaction Document to which such Seller is a party will constitute, a valid and binding agreement and obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) and except to the extent the indemnification and contribution provisions contained in the Amended and Restated Stockholders Agreement may be limited by applicable federal or state securities laws.

3.3 Consents, Notices and Conflicts.

(a) Except for such consents, approvals, authorizations and notices as are set forth on Schedule 3.3(a) next to such Seller’s name, and those of which the failure to obtain would not reasonably be expected to materially and adversely affect such Seller’s performance of its obligations hereunder, the execution, delivery and performance by such of this Agreement and the other Transaction Documents to which it is a party by it and the consummation of the Transactions by it will not require the consent, approval or authorization of, or notice to, any Person, including any Governmental Authority.

(b) Except for such consents, approvals, authorizations and notices as are set forth on Schedule 3.3(a), the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions by it, do not and will not, as the case may be, (i) in any material respect conflict with or result in the violation of any Law or any order, judgment, injunction or decree of any Governmental Authority applicable to such Seller, (ii) in any material respect conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any material contract or any organizational documents of such Seller or (iii) result in the acceleration of, or obligation to make any material payment on any material indebtedness of such Seller or (iv) result in the creation of any Lien upon such Seller’s Transferred Shares other than the restrictions on transfer set forth in the Amended and Restated Stockholders Agreement or under applicable Law.

3.4 Title to Shares.

(a) Such Seller, other than KPCB (i) owns such Seller’s Transferred Shares, beneficially and of record, and (ii) will convey to Buyer good and valid title to such Seller’s Transferred Shares, in each case, free and clear of any Liens other than the restrictions on transfer set forth in the Existing Stockholders Agreement, the Amended and Restated Stockholders Agreement and under applicable Law. Except as may be set forth in the Existing Stockholders Agreement or the Amended and Restated Stockholders Agreement, (x) there are no agreements, commitments, arrangements or understandings of any kind for such Seller to transfer or sell to any Person such Seller’s Transferred Shares and (y) such Seller is not party to any stockholders’ agreement, voting trust agreement or registration rights agreement, or any other contract relating to disposition, voting or dividends, or otherwise relating to such Seller’s Transferred Shares.

(b) KPCB holds such Seller’s Transferred Shares (the “KPCB Shares”) as the legal and record owner thereof and as nominee for certain Persons. Upon the Closing, KPCB will transfer to Buyer the legal and beneficial ownership of, and convey to Buyer good and valid title to, the KPCB Shares, free and clear of any Liens other than the restrictions on transfer set forth in the Existing Stockholders Agreement, the Amended and Restated Stockholders Agreement, and under applicable Law. Except as may be set forth in the Existing Stockholders Agreement, the Amended and Restated Registration Rights Agreement dated August 20, 1999 among the Company, KPCB and certain other stockholders of the Company, the Amended and Restated Stockholders Agreement or any agreements between KPCB and the beneficial owners of the KPCB Shares regarding the holding of the KPCB Shares by KPCB as nominee for such beneficial owners (collectively, the “Nominee Agreement”), (x) there are no agreements, commitments, arrangements or understandings of any kind for KPCB to transfer or sell to any Person any of the KPCB Shares and (y) KPCB is not party to any stockholders’ agreement, voting trust agreement or registration rights agreement, or any other contract relating to disposition, voting or dividends, or otherwise relating to the KPCB Shares. KPCB has been duly authorized and directed by all necessary actions on behalf of the beneficial owners of the KPCB Shares to transfer the KPCB Shares to Buyer hereunder and to otherwise perform all of its obligations under the Transaction Documents.

3.5 No other Representations or Warranties. Such Seller (a) makes no representation or warranty, express or implied, in connection with this Agreement, the other Transaction Documents or the Transactions other than such representations and warranties that are specifically set forth in this Article III and (b) is entering into this Agreement on an “as is”, “where is” basis, other than such representations and warranties that are specifically set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows (provided, it is understood and agreed by Buyer, for itself and on behalf of the other Buyer Indemnified Parties, that, as provided in Section 8.2(b) hereof, the Company shall have no liability to the Buyer Indemnified Parties for a breach of such representations and warranties, and Buyer, for itself and on behalf of the other Buyer Indemnified Parties, hereby waives all claims based thereon and acknowledges that its and their sole remedy for a breach of such representations and warranties shall be as provided in Article VIII hereof):

4.1 Organization and Standing; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Except as set forth on Schedule 4.1(c), the Company does not own, directly or indirectly, any securities or other interests issued by any other Person and is not a participant in any material joint venture. The Company owns each of the securities or other interests set forth on Schedule 4.1(c) free and clear of all Liens, other than restrictions on transfer under applicable Law. AutoTrader.com Puerto Rico, Inc. is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico. TPI Holdings, Inc. (“TPIH”) is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization. The Company has all requisite corporate power and authority to enter into and perform the terms of this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions by the Company have been duly and validly authorized and approved by all necessary actions of the Company. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Company. Assuming the due execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and upon execution and delivery, each other Transaction Document to which the Company is a party will constitute, a valid and binding agreement and obligation of the Company, enforceable against the Company, as applicable, in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity). The Transactions comply with, and satisfy all of, the Company’s obligations under, all agreements between the Company and its stockholders.

4.3 Capitalization; Conversion of Shares.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Class A Common Stock, (ii) 15,000,000 shares of Class B Common Stock, (iii) 100,000,000 shares of Class C Common Stock and (iv) 15,000,000 shares of Preferred Stock (in each case as defined in the Charter).

(b) As of the date hereof, 24,214,356 shares of Class A Common Stock are issued and outstanding, 315,864 shares of Class B Common Stock are issued and outstanding, 28,400,600 shares of Class C Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common

Stock and Preferred Stock, if any, are validly issued, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities Laws and have the rights and privileges set forth in the Charter. Assuming the consummation of the Company Redemption, immediately following the consummation of the Company Redemption without giving effect to any issuances of Class B Common Stock to the Company’s employees after the date hereof, the Company will have issued and outstanding no more than 17,100,000 shares of Class A Common Stock, 300,000 shares of Class B Common Stock and 26,300,000 shares of Class C Common Stock, and no shares of Preferred Stock will be issued and outstanding.

(c) Except as set forth in Section 4.3(a) or on Schedule 4.3(c), there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, and no authorization therefore has been given, (iv) phantom stock, profit participation or similar securities of the Company outstanding and no preemptive or similar rights on the part of any holder of any class of securities of the Company, (v) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or (vi) contractual obligations or commitments of any character to which the Company is a party or by which the Company is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company. Except as set forth on Schedule 4.3(c), other than in connection with the Company Redemption, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company.

4.4 Consents, Notices and Conflicts.

(a) Except for such consents, approvals, authorizations and notices as are set forth in Schedule 4.4(a), and those of which the failure to obtain would not reasonably be expected to materially and adversely affect the Company’s performance of its obligations hereunder, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions by the Company will not require the consent, approval or authorization of, or notice to, any Person, including any Governmental Authority.

(b) Except for such consents, approvals, authorizations and notices as are set forth in Schedule 4.4(a), the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions by the Company, do not and will not, as the case may be, (i) in any material respect, conflict with or result in the violation of any Law or order, judgment, injunction or decree of a Governmental Authority applicable to the Company, (ii) in any material respect, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any Material Contract or any organizational documents of the Company, (iii) result in the acceleration of, or obligation to make any material payment on, any material indebtedness of the Company or (iv) result in the creation of any Lien other than a Permitted Lien upon the assets of the Company.

4.5 Litigation; Compliance with Law.

(a) Except as set forth in Schedule 4.5(a), (i) there is no material litigation or other material claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than TPIH) in writing, or to which any of the Company or any of its Subsidiaries (other than TPIH) is otherwise a party before any Governmental Authority and (ii) there are no material judgments, orders or decrees of any Governmental Authority outstanding against any of the Company or any of its Subsidiaries (other than TPIH).

(b) Except as set forth on Schedule 4.5(b), to the Knowledge of the Company, (i) there is no material litigation or other material claim pending or threatened against TPIH in writing, or to which TPIH is otherwise a party before any Governmental Authority and (ii) there are no material judgments, orders or decrees of any Governmental Authority outstanding against TPIH.

(c) Except with respect to matters set forth in Schedule 4.5(c), the Company is currently conducting its business in material compliance with applicable Law and has not received written notice of any material noncompliance therewith.

(d) The Company has all material licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its business in all material respects as currently conducted. To the Knowledge of the Company, no registration, filing, notice, order, approval, written waiver or other action of any Governmental Authority relating to the Company is required by virtue of the execution and delivery of this Agreement or the consummation of the Transactions, in each case by the Company, in order to maintain the material rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

4.6 Financial Statements and Condition; No Undisclosed Liabilities.

(a) The Company has delivered to Buyer true and complete copies of the audited consolidated balance sheet and statements of operations and cash flows of the Company at and for the fiscal year ended December 31, 2009, together with the report of Deloitte & Touche LLP thereon (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Company as of such date and the results of operations and cash flows for the period indicated therein. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby.

(b) Except (i) for liabilities and obligations disclosed or reserved against in the Company’s balance sheet dated December 31, 2009 (the “Balance Sheet”), (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) as set forth in Schedule 4.6(b), (iv) for liabilities and obligations not required to be disclosed on a balance sheet for the Company prepared in accordance with GAAP in a manner consistent with the Balance Sheet and which are not material, and (v) for liabilities and obligations incurred in accordance with specific authority therefor pursuant to this Agreement, since the Balance Sheet Date, the Company has not incurred liabilities or obligations that are or would reasonably be expected to be material to the Company.

4.7 Intellectual Property Rights.

(a) Schedule 4.7(a) (i) sets forth a complete list, as of the date hereof, of all Intellectual Property material to the conduct of the business of the Company that is both (A) either (x) owned by or otherwise held by or for the benefit of the Company or (y) licensed by TPIH for use by or for the benefit of Company and (B) registered with any Governmental Authority (including, for the purposes of this Section 4.7(a)(i) only, any domain name registrar) or for which an application has been submitted to any such Governmental Authority (the Intellectual Property described in this Section 4.7(a)(i), the “Registered Intellectual Property”) and (ii) specifies whether such Registered Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Company.

(b) The Company is not in material default (or with the giving of notice or lapse of time or both, would be in material default) under any license to use any Intellectual Property material to the conduct of the business of the Company. To the Knowledge of the Company, all contracts granting to the Company rights in or to Intellectual Property material to the conduct of the business of the Company are in full force and effect. Except as set forth in Schedule 4.7(b) and for infringements that would not reasonably be expected to result in material losses to the Company, no Intellectual Property material to the conduct of the business of the Company and owned by or exclusively licensed to the Company is being infringed by any third party and to the Knowledge of the Company, the Company is not infringing in any material respect any material Intellectual Property right of any third party.

(c) To the Knowledge of the Company, all material Intellectual Property owned by or registered to the Company is valid and enforceable. Except as set forth in Schedule 4.7(c), TPIH is the sole and exclusive owner of all right, title and interest in and to, or has valid and continuing rights to use and license, the Auto Trader name in the United States as used by Company in the ordinary course of business.

(d) The Company has taken reasonable measures to protect the confidentiality of all trade secrets owned by the Company.

4.8 Property, Assets and Leases.

(a) The Company has good and marketable title to, or a valid leasehold interest in, its material assets as reflected on the Balance Sheet. To the Knowledge of the Company, all material tangible personal property owned by the Company is in working order and condition, ordinary wear and tear excepted. The Company owns, leases or has the right to use pursuant to applicable agreements, all the assets that are necessary for it to conduct its business in all material respects as conducted as of the date hereof.

(b) Schedule 4.8(b) sets forth, as of the date hereof, the material real property owned or leased by the Company in the conduct of its business (collectively, the “Real Property”).

(c) To the Knowledge of the Company, (i) LTM Company, L.P. (“LTM”), an affiliate of Dominion Enterprises, owns 50% of the capital stock of TPIH, (ii) TPIH’s only assets are (x) the exclusive ownership of the TPIH Names and Marks (as defined in the Amended and Restated Stockholders Agreement among TPIH, Cox CTP Holdings, Inc. and LTM, dated as of September 10, 2006, the “TPIH Stockholders Agreement”), and (y) rights under the License Agreement dated as of September 10, 2006 between the Company (as assignee of CAT) and TPIH (the “License Agreement”), the License Agreement between TPIH and Trader Publishing Company dated as of September 9, 2006 (“Landmark License Agreement”), and the TPIH Stockholders Agreement and (iii) except as set forth on Schedules 4.1(c) and 4.5(a), TPIH has no liabilities or obligations other than as set forth in the License Agreement, the Landmark License Agreement and the TPIH Stockholders Agreement that would reasonably be expected to result in material losses to TPIH or the Company.

4.9 Taxes.

(a) The Company has (i) filed or caused to be filed all material Tax Returns required to be filed by it and, to the Knowledge of the Company, all such Tax Returns are true, correct and complete in all material respects and (ii) paid all material amounts of Taxes that have become due and payable by it, except to the extent that such Taxes are being contested in good faith and for which appropriate reserves have been set forth on the Balance Sheet. There are no Liens other than Permitted Liens for Taxes upon any of the assets of the Company. All material amounts of Taxes required to have been withheld by or with respect to the Company have been or will be timely withheld and remitted to the applicable Governmental Authority (and all related reporting and recordkeeping requirements have been or will be complied with).

(b) Except as set forth on Schedule 4.9(b), there are no pending audits, examinations, investigations or other proceedings in respect of any material Tax of the Company, and no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company, which deficiency has not been satisfied by payment, settled or been withdrawn, or is being contested in good faith and for which appropriate reserves have been set forth on the Balance Sheet.

(c) For Tax periods ending on or prior to December 31, 2006, the Company was a limited liability company properly treated as a partnership for federal and, unless otherwise required by applicable law, state and local income tax purposes.

(d) For Tax periods beginning on or after January 1, 2007, the Company has been a member of the CEI Group.

(e) With respect to Tax periods beginning on or after January 1, 2007, except as disclosed on Schedule 4.9(e), the Company has not waived any statute of limitations in respect of any material Tax or Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency or Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) With respect to Tax periods beginning on or after January 1, 2007, the Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) Except as disclosed in Schedule 4.9(h), the Company is not a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset.

4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) lists, as of the date hereof, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, consultant, independent contractor officer or director of the Company, but excluding any multiemployer plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (collectively, the “Plans”). Schedule 4.10(a) separately lists each Plan which is maintained, contributed to or sponsored by the Company which is a multiemployer plan within the meaning of Sections 3(37) of 4011(a)(3) of ERISA. The Company has made available to Buyer a current copy of (i) each Plan that has been reduced to writing, together with all amendments, and (ii) the most recent Forms 5500 and all schedules (other than any Schedule SSA) thereto, and, in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan. Other than with respect to the Plans, the Company has no liability under any employee benefit plan as defined in Section 3(3) of ERISA sponsored or maintained by any Affiliate of the Company.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Services (the “I.R.S.”) that the Plan is so qualified, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of any Plan.

(c) Each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all material contributions to, material premiums with respect to and material benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued.

(d) With respect to any Plan, as of the date of this Agreement (i) to the Knowledge of the Company, no material claims are pending before any Governmental Authority and the Company has not received a written threat of such a claim, in each case other than routine claims for benefits in the ordinary course, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the I.R.S. or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened which is reasonably expected to involve any material fine, penalties or other liabilities, and (iii) to the Knowledge of the Company no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code), and no “fiduciary” (as defined in ERISA Section 3(21)) has any material liability for any breach of fiduciary duty or any other failure to act or comply, in connection with the administration or investment of the assets of any Plan.

(e) With respect to any Plan which is a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA: (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due); (ii) to the Knowledge of the Company, no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Plan.

(g) All contributions required by applicable law or regulation or by any plan document or other contractual undertaking to be made under any Plan to any funds or trusts established thereunder or in connection therewith, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements in accordance with GAAP.

4.11 Material Contracts. Schedule 4.11 sets forth, as of the date hereof, the following agreements to which the Company is a party (each of the following agreements, a “Material Contract”):

(a) Each agreement pursuant to which the Company received payments in excess of $500,000 during the twelve (12) month period ended December 31, 2009 (it being understood that insertion orders in respect of original equipment manufacturers (OEMs), dealers, dealer groups and dealer advertising associations shall not be deemed to be agreements within the scope of this Section 4.11(a));

(b) Each agreement that required payments by the Company in excess of $500,000 during the twelve (12) month period ended December 31, 2009;

(c) Each agreement to which the Company is a party with respect to indebtedness for money borrowed in excess of $500,000, including loan agreements, notes, letters of credit, guaranties, indentures and swap, interest rate, derivative, hedging and similar agreements;

(d) Each material joint venture, partnership, limited liability company or other similar agreement or arrangement;

(e) Each agreement or series of related agreements relating to the acquisition or disposition after the date hereof of any business or all or substantially all of the capital stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(f) Each management, consulting, employment, severance or similar agreement material to the Company to which the Company is a party, other than agreements terminable at will or agreements terminable without any penalty or other payment in excess of $250,000;

(g) Each confidentiality agreement, non-competition or other agreement, in each case materially restricting the ability of the Company to conduct any business, except for standard agreements entered into in the ordinary course of business which contain customary limitations;

(h) Each mortgage or lease agreement relating to real property that is material to the Company to which the Company is a party as mortgagee or lessee;

(i) The License Agreement;

(j) Each agreement to which the Company is a party with respect to any material Intellectual Property licensed or transferred by the Company to any third party and pursuant to which the Company received payments in excess of $500,000 during the twelve (12) month period ending December 31, 2009; and

(k) Each agreement for the sale of any of the assets of the Company or for the grant to any Person of any preferential rights (including any right of first refusal) to purchase or license any assets of the Company (including any equity), other than assets that are obsolete or no longer used by the Company.

Assuming the due execution and delivery by the other parties thereto, each Material Contract is valid, binding and enforceable against the Company, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or together similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity). Except as set forth on Schedule 4.11, there are no existing material defaults under any Material Contract by the Company, and, to the Knowledge of the Company, by any other party thereto, or to the Knowledge of the Company, given written notice of any significant dispute with respect to any material Contract, and no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a material default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.12 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws;

(b) The Company possesses all material permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company as it is currently conducted, and is in compliance in all material respects with all such permits and approvals;

(c) No material releases of any Hazardous Material have occurred at, on, from or under any Real Property, for which releases the Company is liable under any Environmental Law;

(d) The Company has not received any written claim or notice from any Governmental Authority or other Person alleging that the Company is or may be in material violation of, or has any material liability under, any Environmental Law; and

(e) No Real Property owned by the Company, nor, to the Knowledge of the Company, leased by the Company, is listed on the National Priorities List or CERCLIS or on any similar governmental database that requires remediation under Environmental Laws.

The representations and warranties contained in this Section 4.12 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to Environmental Laws, Hazardous Materials or other environmental matters.

4.13 Labor and Employment Matters.

(a) As of the date of this Agreement (i) to the Knowledge of the Company, no employee of the Company is represented by a labor union, work council or similar organization in connection with his or her employment by the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) to the Knowledge of the Company, no petition is currently pending, instituted or in progress by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (iv) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no written demand for recognition of employees of the Company has been made to the Company by, or on behalf of, any labor union, (v) to the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company and (vi) there is no labor strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company.

(b) The Company has not, during the one-year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

4.14 Conduct of Business; Company Material Adverse Effect. Except as contemplated by or in connection with this Agreement or set forth in Schedule 4.14, since the Balance Sheet Date through the date hereof, the Company has conducted its business in the ordinary course of business in all material respects and there has not been a Company Material Adverse Effect.

4.15 Insurance. Schedule 4.15 sets forth a list, as of the date hereof, of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage and benefits or coverage for any Plan described in Section 4.10) material to the Company to which the Company has been a party, a named insured or otherwise the beneficiary of coverage during the twelve (12) month period preceding the date of this Agreement.

4.16 Brokers. Except as set forth on Schedule 4.16, no broker, finder or similar agent has been retained by or to act on behalf of the Company, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, for services provided to the Company in connection with the Transactions.

4.17 Certain Relationships.

(a) Except as set forth in Schedule 4.17(a), (i) and other than with respect to Manheim and CAT solely in their capacities as stockholders of the Company, the Company is not party to any material agreement, arrangement or relationship (whether written or oral) with CEI or any of its Affiliates or, to the Knowledge of the Company, any of their respective current or former employees, officers, directors, stockholders, partners or members (collectively, the “Related Persons”), (ii) none of the Related Persons owns any property or right that is used by the Company and is material to the Company’s business and (iii) none of the Related Persons, to the Knowledge of the Company, owns any material direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a material competitor, material supplier, material customer, landlord, tenant, creditor or debtor of the Company.

(b) Schedule 4.17(b) sets forth a list of the dealer groups (and applicable dollar amounts) that accounted for more than $500,000 of the Company’s revenue for the fiscal year ended December 31, 2009.

(c) Schedule 4.17(c) sets forth a list of the original equipment manufacturers (OEMs) (and applicable dollar amounts) that accounted for more than $5,000,000 of the Company’s revenue for the fiscal year ended December 31, 2009.

(d) Schedule 4.17(d) sets forth a list of dealer advertising associations (and applicable dollar amounts) that accounted for more than $5,000,000 of the Company’s revenue for the fiscal year ended December 31, 2009.

4.18 No Other Representations or Warranties. The Company (a) makes no representation or warranty, express or implied, in connection with this Agreement, the other Transaction Documents to which it is a party or the Transactions other than such representations and warranties that are specifically set forth in this Article IV and (b) is entering into this Agreement on an “as is”, “where is” basis other than such representations and warranties that are specifically set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to each Seller and to the Company as follows:

5.1 Organization and Standing. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Buyer has all requisite power and authority to enter into and perform the terms of this Agreement the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions by Buyer have been duly and validly authorized and approved by all necessary actions of Buyer, including all necessary board and stockholder consents. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by Buyer. Assuming the due execution and delivery by the other parties thereto, this Agreement constitutes, and upon execution and delivery, each other Transaction Document to which it is a party will constitute, a valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with their terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

5.3 Consents, Notices and Conflicts.

(a) Except for such consents, approvals, authorizations and notices as are set forth on Schedule 5.3(a), and those of which the failure to obtain would not reasonably be expected to materially and adversely affect Buyer’s performance of its obligations hereunder, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, will not require the consent, approval or authorization of, or notice to, any Person, including any Governmental Authority.

(b) Except for such consents, approvals, authorizations and notices as are set forth on Schedule 5.3(a), the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer, do not and will not, as the case may be, (i) in any material respect conflict with or result in the violation of any Law or order, judgment, injunction or decree of any Governmental Authority applicable to Buyer, (ii) in any material respect conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any organizational documents of Buyer or any material contract to which it is party, (iii) result in the acceleration of, or obligation to make any material payment on, any material indebtedness of Buyer or (iv) result in the creation of any Lien other than a Permitted Lien upon the assets of Buyer.

5.4 Absence of Litigation; Compliance With Laws. There is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Buyer, threatened, that questions the validity of this Agreement or any action taken or to be taken by Buyer in connection herewith, including the consummation of the Transactions.

5.5 Activities of Buyer and Buyer’s Affiliates. There are no facts or circumstances relating or attributable to Buyer (or an Affiliate thereof) that might reasonably be expected, under any Law, to prohibit Buyer from acquiring the Transferred Interest or to prevent, delay or limit the consummation of the Transactions, including, without limitation, preventing or delaying the expiration or early termination of the waiting period under, or compliance with, the HSR Act.

5.6 No Brokers. No broker, finder or similar agent has been retained by or to act on behalf of Buyer and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with services provided to Buyer in connection with this Agreement, the other Transaction Documents to which it is a party or the Transactions.

5.7 Financial Ability to Perform. Buyer will possess sufficient funds to consummate the Transactions, make all payments contemplated to be made by it hereunder and otherwise satisfy all of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. Buyer affirms that it is not a condition to Closing or any of its other obligations under this Agreement or any Transaction Document to which it is or will be a party that Buyer obtain financing for or related to the Transactions or the payments to be made by it hereunder.

5.8 Experience. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and is able to bear any economic risks associated with the Transactions. Buyer is purchasing the Transferred Interest as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interest and is capable of bearing the economic risks of such investment, including a complete loss of its investment in such Transferred Interest. Buyer hereby acknowledges that the shares representing the Transferred Interest have not been registered pursuant to the Securities Act or any state securities Laws, and agrees that the shares representing the Transferred Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

5.9 No Reliance. Buyer acknowledges and agrees that (i) the Company and Sellers make no representation or warranty, express or implied, in connection with the Transactions other than the representations and warranties that are specifically set forth in the Agreement (ii) Buyer is entering into this Agreement and the other Transaction Documents to which it is a party on an “as is”, “where is” basis other than such representations and warranties that are specifically set forth in the Agreement and the Transaction Documents. Buyer is entering into this Agreement and the other Transaction Documents to which it is a party and consummating the Transactions in reliance on no representation or warranty by, or information from, the Sellers, the Company or any of their respective Affiliates or Representatives of any sort, oral or written, other than the representations and warranties specifically set forth in the Agreement. Buyer is relying on its own investigation and analysis and has been provided with and has evaluated such documents and materials as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Interim Operations of the Company. From the date hereof until the Closing Date, except as contemplated by any other provision of this Agreement or as set forth on Schedule 6.1, unless Buyer consents in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use its commercially reasonable efforts to (a) operate in the ordinary course of business and, in all material respects, in compliance with applicable Law, (b) maintain its material assets and properties in their current condition in all material respects, ordinary wear and tear excepted, (c) maintain its books, accounts and records in the ordinary course of business and (d) not take any action that would require Buyer’s consent under the Amended and Restated Stockholder Agreement (as if such agreement were in effect as of the date hereof). Notwithstanding the foregoing, the Company may consummate the Company Loan and the Company Redemption and the other transactions contemplated by Section 6.6, take all actions required to be taken by it pursuant to this Agreement and pay cash dividends or make other cash distributions to its stockholders in such amounts and at such times as determined by its Board of Directors; provided, however, that, as of Closing, that Company shall have no net intercompany payables (after the deduction of any expenses payable by the Company pursuant to Section 11.2 that remain unpaid as of the Closing) on its balance sheet.

6.2 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing, the Company shall give Buyer and its Representatives, upon reasonable notice to the Company, reasonable access to the assets, properties and books and records of the Company and permit Buyer to make such inspections of the Company as it may reasonably require and to furnish Buyer during such period with such information relating to the Company as Buyer may from time to time reasonably request; provided, however, that such access shall be given to Buyer in a manner consistent with (i) maintaining the confidentiality of the Transactions, (ii) applicable Law and (iii) the existing contractual obligations of the Company, subject to the confidentiality obligations therein.

(b) Buyer agrees that any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Evaluation Material” as defined in the Confidentiality and Nondisclosure Agreement dated as of February 22, 2010 among CEI, the Company and Providence Equity Partners, L.L.C. relating to the treatment of Evaluation Material and certain other matters (the “Confidentiality Agreement”), and is to be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. ATC will cause CEI to terminate the Confidentiality Agreement as of the Closing.

6.3 Filings. Subject to the terms and conditions provided herein, the Company, Buyer and each Seller shall use their commercially reasonable efforts to cooperate with each other in (a) determining which filings, notices, authorizations and requests are required to be made or obtained prior to the Closing and which consents, approvals and waivers are required to be obtained in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions and (b) timely making all such filings, notices and requests and timely seeking all such consents, approvals and waivers, including those filings which may be required pursuant to Section 6.7 hereof.

6.4 Publicity. Except as required by applicable Law or consented to in writing by the Company, the Seller Representative and Buyer, no publicity, release or public announcement or disclosure concerning the Transactions shall be issued by or on behalf of any party without the advance written consent of Buyer and the Seller Representative, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that a party is required by applicable Law to make such a release, announcement or disclosure, such party, if Buyer, shall provide the Company and the Seller Representative, if the Company, shall provide Buyer, if a Seller or the Seller’s Representative, shall provide the Company and Buyer, with a reasonable opportunity to review such release, announcement or disclosure before such release, announcement or disclosure is made unless prohibited by applicable Law.

6.5 Tax Matters.

(a) Tax Indemnity. CAT shall be liable for, and shall jointly and severally indemnify and hold the Company and its Subsidiaries harmless from and against: (i) all Taxes of the Company and its Subsidiaries (or for which any of them is otherwise liable) for any Pre-Closing Tax Period for which the Company and/or its Subsidiaries is included in the CEI Group; (ii) all other Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period; (iii) with respect to any Straddle Period, all Taxes of the Company and its Subsidiaries attributable to the portion of such Straddle Period that ends on and includes the Closing Date; (iv) all Taxes of TPIH for any Pre-Closing Tax Period or any Straddle Period and (v) any and all Losses incurred by the Company and its Subsidiaries attributable to the Taxes described in the preceding clauses (i) through (iv).

(b) Straddle Periods. The amount of any Tax that is attributable to the portion of a Straddle Period that ends on and includes the Closing Date shall: (i) in the case of a Tax based on or measured by income or receipts, be determined based on an interim closing of the books of the Company and its Subsidiaries as of the close of business on the Closing Date, and (ii) in the case of other Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c) Refunds and Credits. CAT shall be entitled to any refunds or credits of any Taxes for which it is liable pursuant to Section 6.5(a) (including any interest in respect thereof), net of any Taxes in a Post-Closing Tax Period with respect thereto (other than any refund or credit arising from a carryback of any Tax attribute attributable to a Post-Closing Tax Period or, in the case of a Straddle Period, the portion of such period beginning after the Closing Date). The Company shall cause the amount of any refunds or credits of Taxes (including interest) to which CAT is entitled under this Section 6.5(c), but which are received by or credited to the Company or any of its Subsidiaries after the Closing Date, to be paid to CAT within five (5) Business Days following such receipt or crediting. Without the consent of CAT, neither the Company nor any of its Subsidiaries shall carry back any Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period (unless required to carry back such Tax attribute by law).

(d) Tax Proceedings. Whenever any Governmental Authority asserts a claim, makes an assessment, or otherwise disputes the amount of any Tax of the Company or any of its Subsidiaries for which CAT is or may be liable, in whole or in part, under this Agreement, the Company shall promptly deliver notice of such claim, assessment or dispute to CAT. CAT (or its designated Affiliate), at its cost and expense, shall have the sole right to conduct and control any resulting Tax proceedings and to determine whether, when and how to settle any such claim, assessment or dispute; provided, however, that any settlement that would bind the Company and its Subsidiaries in a Post-Closing Tax Period and that would reasonably be expected to have a Company Material Adverse Effect in a Post-Closing Tax Period, shall require the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(e) Tax Returns. The parties hereto acknowledge and agree that the purchase and sale of the Common Stock pursuant to this Agreement will result in the Company ceasing to be a member of the CEI Group. Accordingly, for federal income Tax purposes: (i) the income, expense and other Tax items of the Company for the taxable period ending on the Closing Date shall be reported on the 2010 CEI Consolidated Tax Return, and (ii) the income, expense and other Tax items of the Company for taxable periods ending after the Closing Date shall be reported on the separate income Tax Returns of the Company. The Company shall be responsible for the payment of (i) all Taxes of the Company and its Subsidiaries for any Post-Closing Period and (ii) with respect to any Straddle Period, all Taxes of the Company and its Subsidiaries attributable to the portion of such Straddle Period that begins on the day after the Closing Date.

(f) Cooperation. CAT, on the one hand, and the Company and its Subsidiaries, on the other hand, shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, the payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include the provision by the relevant party of any reasonably requested power of attorney with respect to

Tax Returns or Tax proceedings involving the Company or any of its Subsidiaries in order to carry out the agreements set forth in this Section 6.5(f). The parties further agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, to allow such other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

(g) Payment. Any amounts owed by CAT, on the one hand, or by the Company or any of its Subsidiaries, on the other hand, to the other party pursuant to this Section 6.5 shall be paid within five (5) Business Days of notice from the party entitled to receive such payment; provided that if the party obligated to make such payment is contesting such amount before the appropriate Governmental Authority in good faith, such party shall not be required to make payment until it is finally determined by an appropriate Governmental Authority that payment is due.

(h) Survival; Indemnity. The covenants and agreements set forth in this Section 6.5 shall survive the Closing hereunder until thirty (30) days after the expiration of the applicable statute of limitations (including any valid extensions thereof). The indemnification obligations set forth in this Section 6.5 shall not be subject to any of the limitations on indemnity set forth in Article VIII of this Agreement.

6.6 Certain Pre-Closing Transactions.

(a) The Company has made available to Buyer a true and complete copy of a commitment letter and a fee letter, each dated May 4, 2010, among Goldman Sachs Lending Partners LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Company for senior loans in the aggregate principal amount of $525,000,000 (such loan, the “Company Loan” and such commitment letter and fee letter, in each case, as may be amended, modified, supplemented or replaced from time to time in accordance with this Section 6.6, are referred to collectively as the “Company Commitment Letter”).

(b) The Company shall, without the consent of Buyer, be entitled to amend, modify, supplement or replace the Company Commitment Letter from time to time prior to the Closing in any manner that does not and will not materially and adversely affect the Company, or increase the aggregate principal amount of the Company Loan, or affect the parties’ ability to consummate the Transactions or Buyer’s ownership interests in the Company following Closing. Following the date hereof through the Business Day immediately prior to the Closing, the Company shall use commercially reasonable efforts to negotiate and execute the definitive documentation for the Company Loan on terms and conditions consistent with the Company Commitment Letter and otherwise on such other commercially reasonable terms and conditions to which the Company agrees (“Definitive Loan Documents”). The Company shall use commercially reasonable efforts to consummate the borrowing under the Company Loan prior to the Closing. Notwithstanding anything to the contrary contained herein, in no event shall the outstanding principal amount of the Company Loan, plus the outstanding principal balance of any other indebtedness for borrowed money of the Company, as of the Closing exceed $525,000,000.

(c) The Company provided to Buyer a true and complete copy of each Redemption Document. Notwithstanding anything to the contrary contained herein, the Company may, without the consent of Buyer, amend, modify or supplement the Redemption Documents from time to time in any manner that does not and will not materially and adversely affect the Company, the parties’ ability to consummate the Transactions in a timely manner in accordance with this Agreement or Buyer’s rights under this Agreement; provided, however, that in no event shall any such amendment, modification or supplement change the maximum aggregate number of shares of Common Stock to be redeemed or purchased by the Company pursuant to the Company Redemption or the maximum aggregate proceeds to be paid to the holders of the Company’s Common Stock pursuant to the Company Redemption.

(d) Notwithstanding anything to the contrary contained herein, at the closing of the Company Redemption, the Company shall use the proceeds of the Company Loan to pay the holders of the Company’s Common Stock the amounts to which they are entitled pursuant to the Redemption Documents and to pay the Company Expenses; provided, however, that a portion of the amounts to which Manheim and CAT are entitled pursuant to the Company Redemption shall be applied, at the request of Manheim and CAT, to payment of specified outstanding accounts receivable owed by CEI and its Affiliates (other than the Company and its Subsidiaries), to the Company.

(e) The Company shall use commercially reasonable efforts to consummate the Company Redemption in accordance with the terms of the Redemption Documents, as amended, modified or supplemented in accordance with this Section 6.6.

(f) Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.6 are solely for the benefit of Providence and no Seller shall have any claim or right against the Company in respect thereof.

6.7 Hart-Scott-Rodino.

(a) As promptly as practicable and no later than seven (7) Business Days following the execution of this Agreement, Buyer, the Company and the Seller Representative on behalf of the Sellers shall complete any filings that they may be required to make pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”) (including a request for early termination of the waiting period under the HSR Act) or shall agree that no such filing is required. Buyer, the Company and the Seller Representative shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and use commercially reasonable efforts to provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act. None of Buyer, the Company or the Seller Representative shall participate independently in any meeting with any antitrust authority in respect of any findings or inquiry in connection with the Transactions without giving the others prior written notice of the meeting and the opportunity to attend and/or participate, in each case, unless prohibited by the applicable Governmental

Authority. Buyer, the Company and the Seller Representative shall consult and cooperate with one another in connection with any information or proposals submitted in connection with any antitrust filings required by any Governmental Authority. Any filing fees payable pursuant to this Section 6.7 shall be paid by Buyer.

(b) Notwithstanding anything else in this Agreement to the contrary, Buyer, the Company and each Seller covenant and agree to use commercially reasonable efforts to take all such actions for the purpose of complying with the HSR Act as may be required by any Governmental Authority in order to consummate the Transactions; provided, however, that none of Buyer, the Company, any Seller or any of their respective Affiliates shall be required to accept any conditions thereto that (i) are materially adverse to the business or operations of any such party or any of its Affiliates, or (ii) would prohibit or materially limit the ownership or ordinary course operation by any such party or any of its Affiliates of any portion of their respective businesses, or compel any such Persons or its Affiliates to dispose of or hold separate any portion of their respective businesses.

6.8 Transfer Taxes. All sales, use, transfer, documentary, stamp, registration, value added and other similar Taxes incurred in connection with the Transactions shall be borne and paid by Buyer when due. The parties shall cooperate to file all necessary Tax Returns and other documentation with respect to all such Taxes.

6.9 Further Assurances. Without limiting the parties’ respective obligations hereunder, the Company, Buyer and each Seller shall use their commercially reasonable efforts (a) to take all actions necessary or appropriate to consummate the Transactions, (b) to cause the fulfillment at the earliest practicable date of all of the conditions to their respective and each other party’s obligations to consummate the Transactions and (c) not to take any actions inconsistent with or contrary to the foregoing. No later than five (5) Business Days after the Closing Date, the Company shall deliver to Buyer, KPCB and CAT a capitalization table of the Company, as of immediately after the Closing, identifying the stockholders of the Company and the number and classes of shares of capital stock of the Company held by each such stockholder.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Transactions are subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, Law, rule, regulation, judgment, decree, executive order or award after the date of this Agreement which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(b) All Governmental Authorizations shall have been obtained and remain in full force or the required waiting period in respect thereof shall have expired or terminated, and each party shall have received reasonably satisfactory evidence thereof.

(c) The Company shall have consummated the Company Loan and the Company Redemption in accordance with Section 6.6.

7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions (including the making of the payments it is required to make under Article II) are subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) (i) The representations and warranties of each Seller set forth in Article III (other than in Section 3.4) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such dates (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Seller Material Adverse Effect, and the representations and warranties of each Seller set forth in Section 3.4 shall be true and correct in all respects, and (ii) each Seller shall have performed in all material respects all agreements and covenants to be performed by it at or prior to the Closing under this Agreement and the other Transaction Documents to which it is a party; provided, however, that the failure of the conditions set forth in this Section 7.2(a) to have been satisfied or waived in writing at or prior to the Closing with respect to any Seller (other than CAT) (a “Section 7.2(a) Non-Performing Seller”) shall not excuse Buyer’s obligations to purchase the shares of Class A Common Stock to be transferred by CAT and the other Sellers, other than any Section 7.2(a) Non-Performing Sellers, pursuant to Article II and to otherwise consummate the Transactions in accordance with this Agreement, except with respect to any Section 7.2(a) Non-Performing Sellers.

(b) (i) The representations and warranties of the Company set forth in Article IV (other than in Sections 4.1, 4.2 and 4.3) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification) as of the date hereof and as of the Closing Date as though made on and as of such dates (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Company Material Adverse Effect, and the representations and warranties of the Company set forth in Sections 4.1, 4.2 and 4.3 shall be true and correct in all respects, and (ii) the Company shall have performed in all material respects all agreements and covenants to be performed by it at or prior to the Closing under this Agreement and the other Transaction Documents to which it is a party.

(c) Each of the Company, CAT and Manheim shall stand ready, willing and able to execute and deliver the Amended and Restated Stockholders Agreement simultaneously with the Closing.

(d) Each Seller shall have delivered to Buyer the items referred to in Section 2.2(b)(i); provided, however, that the failure of the conditions set forth in this Section 7.2(d) to have been satisfied or waived in writing by Buyer at or prior to the Closing with respect to any Seller (other than CAT) (a “Section 7.2(d) Non-Performing Seller”) shall not excuse Buyer’s obligations to purchase the shares of Class A Common Stock to be transferred by CAT and the other Sellers, other than any Section 7.2(d) Non-Performing Sellers, pursuant to Article II and to otherwise consummate the Transactions in accordance with this Agreement, except with respect to any Section 7.2(d) Non-Performing Sellers.

(e) CAT shall have delivered to Buyer the following:

(i) A certificate of good standing for CAT, dated as of a recent date, certified by the Secretary of State of the State of Delaware; and

(ii) A certificate of CAT executed by an authorized signatory of CAT (but without personal liability), dated as of the Closing Date, as to the satisfaction by CAT of the conditions set forth in Sections 7.2(a).

(f) The Company shall have delivered to Buyer the following:

(i) A certificate of good standing for the Company, dated as of a recent date, certified by the Secretary of State of the State of Delaware;

(ii) A certificate of the Company executed by an authorized signatory of the Company (but without personal liability), dated as of the Closing Date, as to the satisfaction by the Company of the conditions set forth in Sections 7.2(b) and 7.2(g), and attached to such certificate shall be an updated version of the Disclosure Schedules, dated as of the Closing Date (the “Updated Disclosure Schedules”) (provided that any disclosures made in the Updated Disclosure Schedules shall have no effect in determining whether the conditions set forth in Sections 7.2(b) and 7.2(g) have been satisfied as of the Closing Date); and

(iii) A certificate of the Company executed by the secretary or assistant secretary of the Company (but without personal liability) dated as of the Closing Date certifying as to the (A) Charter, (B) Bylaws of the Company, (C) resolutions of the Company’s Board of Directors authorizing this Agreement and the Transactions and (D) incumbency of each Person executing this Agreement and the Amended and Restated Stockholders Agreement on behalf of the Company.

(iv) The Company shall have issued a statement pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) dated as of the Closing Date certifying that the none of the Company’s outstanding stock is a United States real property interest within the meaning of Section 897 of the Code.

(g) Since the date of this Agreement no event, change, circumstance or effect shall have occurred and be continuing as of the Closing which constitutes or would reasonably be expected to constitute a Company Material Adverse Effect.

(h) Buyer’s designees, Michael J. Dominguez and Albert J. Dobron, shall have been elected to the Board of Directors of the Company and its Subsidiaries (and the committees thereof), effective as of the Closing, in accordance with the Amended and Restated Stockholders Agreement.

7.3 Conditions to the Obligations of the Sellers. The obligations of each Seller to consummate the Transactions are subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) (i) The representations and warranties of Buyer set forth in Article V shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such dates (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Buyer Material Adverse Effect, and (ii) Buyer shall have performed in all material respects all agreements and covenants to be performed by it at or prior to the Closing under this Agreement and the other Transaction Documents to which it is a party.

(b) Buyer shall stand ready, willing and able to execute and deliver the Amended and Restated Stockholders Agreement simultaneously with the Closing.

(c) Buyer shall have delivered to the Seller Representative the following:

(i) The items referred to in Section 2.2(b)(ii);

(ii) A certificate of good standing for Buyer, dated as of a recent date, certified by the Secretary of State of the State of Delaware; and

(iii) A certificate of Buyer executed by an authorized signatory of Buyer (but without personal liability), dated as of the Closing Date, as to the satisfaction by the of the conditions set forth in Sections 7.3(a).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival Period. Each representation, warranty, covenant and agreement contained in this Agreement shall survive until the date that is one year following the Closing Date, except that (i) the covenants and agreements contained in this Agreement (other than Sections 6.1, 6.4, 6.5 and 6.6) to the extent to be performed in whole prior to the Closing shall not survive the Closing, (ii) the representations and warranties set forth in Sections 3.2, 3.4, 4.1, 4.2, 4.3, 4.4 and 5.2 shall survive indefinitely and (iii) the representations and warranties set forth in Section 4.10 and the covenants and agreements set forth in Sections 6.1, 6.4, 6.5 and 6.6 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (such date that is (x) one year following the Closing Date, (y) the Closing with respect to the covenants and agreements contained in this Agreement (other than Sections 6.1, 6.4, 6.5 and 6.6) to the extent to be performed in whole prior to the Closing and (z) thirty (30) days after expiration date of the applicable statute of limitations with respect to the representations and warranties of set forth in Section 4.10 and the covenants and agreements set forth in Section 6.1, 6.4, 6.5 and 6.6, as applicable, the “Survival Termination Date”). Notwithstanding the foregoing, the covenants and agreements set forth in Article X shall survive forever. No party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the applicable Survival Termination Date. In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement under Section 8.2 or Section 8.3 is given to the other party in accordance with Section 11.3 prior to or on the applicable Survival Termination Date, such indemnification claim shall survive until such time as such claim is finally resolved. A claim for indemnification may be made with respect to any matter which may serve as a reasonable basis for any possible Losses prior to the expiration of the time to make such claims. Notwithstanding the foregoing, except as set forth in Section 9.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

8.2 Indemnification of Buyer.

(a) Subject to Sections 8.1 and 8.2(e) each Seller shall indemnify and hold harmless Buyer and its respective Affiliates, successors, assigns, directors, officers, employees, and agents (each, a “Buyer Indemnified Party,” and collectively, the “Buyer Indemnified Parties”), on a several basis, from and against any liability, loss, damage, judgment, settlement, cost or expense (including reasonable attorneys’ fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Buyer Indemnified Party relating to or arising out of the breach by such Seller of any representation, warranty, covenant or agreement by such Seller contained in this.

(b) Subject to Sections 8.1, 8.2(c), 8.2(d) and 8.2(e), CAT shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses incurred or suffered by any such Buyer Indemnified Party relating to or arising out of the breach by the Company of any representation, warranty, covenant or agreement by the Company contained in this Agreement and 100% of any Flex Expenses not paid by the Seller Representative pursuant to Article X. Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall have any claim for indemnification or otherwise against the Company to the extent arising under this Agreement, and Buyer, on behalf of itself and each Buyer Indemnified Party, hereby waives any claim it or any Buyer Indemnified Party may have against the Company to the extent arising under this Agreement. For the avoidance of doubt, no Buyer Indemnified Party shall be deemed to have incurred any Losses arising out of the breach of any representation, warranty, covenant or agreement by the Company contained in this Agreement (including in respect of Losses incurred by the Company as a result of such breach), and, for purposes of this Article VIII, the Company shall not be deemed to have breached any such representation, warranty, covenant or agreement (or to have incurred any such Losses), if and to the extent that Manheim or CAT, at their option, provides (with Buyer’s consent monetary or other support to the Company that causes the Company not to be in breach of any such representation, warranty, covenant or agreement or compensates the Company for all Losses resulting from such breach. Buyer acknowledges that Manheim and CAT shall have the right, in each of their sole discretion, to provide such monetary or other support to the Company with Buyer’s prior written consent.

(c) Notwithstanding anything in this Agreement to the contrary, subject to Section 8.2(e), the maximum aggregate amount recoverable by the Buyer Indemnified Parties for claims for indemnification under Section 8.2(b) for breaches of representations and warranties shall be Fifty Million Dollars ($50,000,000) (the “Cap”); provided, however, that, subject to Section 8.2(e), CAT may have liability in excess of the Cap for a claim based upon a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, and/or 4.10.

(d) Except for Losses resulting from a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, and/or 4.10, the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(b) for breaches of representations and warranties only to the extent the Losses from all such claims for indemnification thereunder exceed, in the aggregate, Five Million Dollars ($5,000,000) (the “Deductible”) and then only for such Losses in excess thereof.

(e) Notwithstanding anything to the contrary contained herein, subject to Section 6.5, in no event shall (i) any Seller be obligated to make any payment pursuant to Section 8.2(a) in excess of the amount received by such Seller pursuant to Section 2.2(c) and (ii) CAT be obligated to make any payment pursuant to Sections 8.2(a) and 8.2(b), in the aggregate, in excess of the amount received by CAT pursuant to Section 2.2(c) (in its capacity as a Seller and not as the Seller Representative).

(f) For purposes of determining the failure of any representations or warranties to be true and correct for purposes of this Article VIII, the breach of any covenants or agreements and calculating Losses thereunder, any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements (other than such qualifications that describe the contents of a Schedule and other than such qualifications in Section 4.6(b)) shall be disregarded.

(g) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement; provided that, notwithstanding the foregoing, any party with actual knowledge of the inaccuracy of, or noncompliance with, any such representation, warranty, covenant or agreement prior to the Closing (but not including merely knowledge of the facts underlying such breach or noncompliance), shall be prohibited from bringing a claim hereunder in respect of such inaccuracy or noncompliance.

(h) The Buyer Indemnified Parties shall be entitled to indemnification for Losses incurred or suffered, or deemed to have been incurred or suffered, by the Company or its Subsidiaries. With respect to any claim by any Buyer Indemnified Party pursuant to Section 8.2(b) for Losses incurred or suffered by the Company or any of its Subsidiaries, the amount of Losses incurred or suffered, or deemed to have been incurred or suffered, by Buyer shall take into account Buyer’s percentage ownership interest in the equity of the Company; provided that Buyer shall be deemed to have suffered Losses equal to 100% of the unpaid Flex Expenses.

8.3 Indemnification of Sellers. Subject to Sections 8.1, each Seller, each of its Affiliates and their respective successors, assigns, directors, officers, employees and agents (such “Seller Indemnified Parties”) shall be entitled to indemnification from Buyer from and against any Losses incurred or suffered by any such Seller Indemnified Party relating to or arising out of the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement. Any amount to be paid to a Seller Indemnified Party pursuant to this Section 8.3 shall be paid to the Seller Representative for the benefit of the applicable Seller Indemnified Party and, thereupon, (a) Buyer’s obligations to make such payment shall be satisfied in all respects, notwithstanding any failure on the part of the Seller Representative to transfer any amounts to such Seller Indemnified Party in accordance with Section 8.3(b), and (b) the Seller Representative shall promptly transfer such amount to such Seller Indemnified Party entitled thereto.

8.4 Indemnification Procedures.

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail (i) the factual basis for such claim, (ii) a good faith estimate of the amount of the claim and (iii) the provision of this Agreement under which such claim is made. If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by the Claimant to the Indemnifying Party within thirty (30) days after written notice of such action, suit or proceeding was given to the Claimant and shall include copies of all notices and documents (including court papers), if any, served on or received by Claimant from such third party; provided, however, that failure of the Claimant to give the Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice prejudices any defense or claim available to the Indemnifying Party.

(b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim and all other information in Claimant’s possession or under Claimant’s control that the Indemnifying Party reasonably requests (but excluding privileged documents and communications). If and to the extent that the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim or any portion thereof, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim or such portion thereof subject to the terms, limitations and procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within such thirty (30) day period (or any mutually agreed upon extension thereof) the Claimant may seek appropriate legal remedies with respect thereto.

(c) With respect to any claim by a third party that is not an Affiliate of the Indemnifying Party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, subject to the Indemnifying Party’s (i) notifying the Claimant in writing, promptly after receipt of the Claimant’s notice of claim, of the Indemnifying Party’s agreement to indemnify the Indemnified Party, subject to the limitations set forth in this Article VIII and indicating its intention to assume such defense or opposition; (ii) retaining counsel reasonably acceptable to the Claimant; and (iii) conducting actively and diligently such defense or opposition at all times to preserve its rights to control the defense of such claim. In the event that the Indemnifying Party does not satisfy all of the conditions contained in clauses (i), (ii) and (iii) of the preceding sentence, then the Claimant may undertake the defense, opposition, compromise or settlement of such claim with counsel selected by the Claimant at the Indemnifying Party’s cost and expense, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of such counsel. If the Indemnifying Party assumes the control of the defense of any such third party claim pursuant to this Section 8.4(c), then the Claimant shall have the right to participate in the defense of such claim at the Claimant’s own cost and expense; provided, however, that if the Indemnifying Party requests the Claimant to participate in such defense or if there would be a conflict of interests if the Indemnifying Party’s counsel represented both the Indemnifying Party and the Claimant, then such participation shall be at the Indemnifying Party’s cost and expense, and, in each case, the Claimant and the Indemnifying Party shall cooperate with each other in such defense. If the Claimant assumes the control of the defense of any such third party claim, the Indemnifying Party shall have the right to participate in the defense of such claim at its own expense and the Indemnifying Party shall cooperate with the Claimant in such defense.

(d) None of the Buyer Indemnified Parties or the Seller Indemnified Parties may settle or compromise any claim by any third party or consent to the entry of any judgment in favor of any third party with respect to which indemnification is being sought hereunder without the prior written consent of any Indemnifying Party from whom such indemnification is being sought, unless such settlement, compromise or consent includes an unconditional release of such Indemnifying Party from all Losses to such third party arising out of such claim and does not contain any equitable order, judgment or term in favor of such third party which in any manner affects, restrains or interferes with the business of such Indemnifying Party or any of such Indemnifying Party’s Affiliates.

(e) If a claim, whether between the parties or by a third party, requires immediate action, the parties will use commercially reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

(f) The Company shall give each Claimant and its respective Representatives, upon reasonable notice to the Company, reasonably requested information (other than privileged documents and communications) and reasonable access to the personnel, books and records of the Company (other than privileged documents and communications), in each case in connection with its rights to indemnification hereunder.

8.5 Conditions to Indemnification.

(a) The parties acknowledge and agree that their sole and exclusive remedy from and after the Closing for any breach of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification provisions set forth in this Article VIII and Section 6.5. The rights and remedies contained in this Agreement shall constitute the sole and exclusive means of recourse with respect to Losses arising under this Agreement. Each of the parties, respectively, expressly waives any and all other claims, rights, or causes of action, including indemnification, cost recovery and contribution, that it may have against any other party, now or in the future arising under this Agreement. Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies the parties may have as set forth in Section 11.10 or for any claim based on fraud.

(b) The amount of any Loss for which indemnification is provided pursuant to this Article VIII shall be net of (i) any amounts actually recovered by the Claimant (or, if applicable, the Company) under its insurance policies or otherwise in connection with such Loss and (ii) if such Loss is deductible for income Tax purposes, any Tax benefits recognized by the Claimant (or if the Claimant is a pass-through entity for income Tax purposes, by the ultimate equity holders of the Claimant who are not themselves pass-through entities) by reason of such Loss. In any case where a Claimant or any of its Affiliates recovers from third parties any payments or receives or recognizes in cash any tax benefits in respect of a matter with respect to which an Indemnifying Party has indemnified and paid to it pursuant to this Article VIII, such Claimant will promptly pay over to the Indemnifying Party the amount so recovered, received or recognized (net of any reasonable costs to such Claimant to obtain such recovery), but not in excess of the sum of (x) any amount previously so paid by the Indemnifying Party to or on behalf of the Claimant in respect of such matter and (y) any reasonable amount expended by the Indemnifying Party and its Affiliates in pursuing or defending any claim arising out of such matter.

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Aggregate Purchase Price.

(d) Notwithstanding anything herein to the contrary, an Indemnifying Person shall not be responsible or liable for Losses or other amounts under this Article VIII that are special, exemplary, punitive, or in the nature of lost profits, in each case, unless such Losses are paid pursuant to a third party claim. For the avoidance of doubt, without limiting the rights and obligations of the Persons obligated by, or entitled to the benefit of, this Article VIII, or the express limitations on such obligations set forth in this Article VIII, Losses do not exclude, and an Indemnified Person shall be entitled to seek indemnification for, (x) the diminution in value of a Person’s ownership interest in the Company and (y) consequential damages. In no event shall an increase in the value of the Company or a Person’s ownership interest in the Company affect the calculation of such Person’s entitlement to indemnification or the amount Losses under this Article VIII.

8.6 Mitigation and Cooperation.

(a) The Indemnifying Party and the Claimant shall use their respective commercially reasonable efforts to resolve any liability or minimize Losses with respect to which an indemnifying party is obligated to indemnify an indemnified party pursuant to this Article VIII (but shall not be required to make any payments or any material investments or expenditures to do so). In the event that an indemnified party shall fail to so cooperate and make such efforts to mitigate or resolve any such liability or Loss, then, notwithstanding anything else to the contrary herein, the indemnifying party shall not be required to indemnify any indemnified party to the extent that the Indemnifying Party can demonstrate the amount of any Loss that would have been avoided if the indemnified party had made such efforts.

(b) The parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged documents and communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses in the event that the other elects to pursue such indemnification or reimbursement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) on or after the date that is the three (3) month anniversary of the date hereof; provided, however, that if, by the there (3) month anniversary of the date hereof, the condition set forth in Section 7.1(b), has not been satisfied, such date shall be the six (6) month anniversary of the date hereof, if the Closing shall not have occurred by the close of business on such applicable date, (i) at the election of the Seller Representative, if neither CAT nor the Company is in material breach of any of its representations, warranties, covenants or agreements contained herein, which breach has given rise to, or would give rise to, a failure of a condition set forth in Section 7.2(a) or (b), assuming for purposes of this Section 9.1(a)(i) that the proposed date of termination were the Closing Date, or (ii) at the election of Buyer, if Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein, which breach has given rise to, or would give rise to, a failure of a condition set forth in Section 7.3(a), assuming for purposes of this Section 9.1(a)(ii) that the proposed date of termination were the Closing Date;

(b) by mutual written consent of the Seller Representative and Buyer;

(c) by the Seller Representative or Buyer if there shall be in effect a final and non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the parties hereto shall use their commercially reasonable efforts to promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(d) by Buyer, if there shall have been a material breach by CAT or the Company of any representation, warranty, covenant or agreement of CAT or the Company set forth in this Agreement (including the obligation of CAT to consummate the Transactions on the terms and conditions set forth herein), which breach (i) would give rise to a failure of a condition set forth in Section 7.2(a) or (b), assuming for purposes of this Section 9.1(d)(i) that the breach occurred at the Closing or the proposed date of termination was the Closing Date, and (ii) is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Seller Representative or the Company of notice of such breach from Buyer; or

(e) by the Seller Representative, if there shall have been a material breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement (including the obligation of Buyer to consummate the Transactions on the terms and conditions set forth herein), which breach (i) would give rise to a failure of a condition set forth in Section 7.3(a), assuming for purposes of this Section 9.1(e)(i) that the breach occurred at the Closing or the proposed date of termination was the Closing Date, and (ii) is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such breach from the Seller Representative.

9.2 Effect of Termination. In the event that this Agreement is validly terminated in accordance with this Article IX, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, any Seller or the Company; provided, however, that (a) nothing in this Article IX shall relieve Buyer, any Seller or the Company of any liability for any Losses resulting from a breach of this Agreement prior to the effective date of such termination, (b) nothing in this Article IX shall limit any of the party’s rights under Section 11.10 and (c) Sections 6.2(b), 10.3 and 11.2 shall survive any such termination.

ARTICLE X

SELLER REPRESENTATIVE

10.1 Appointment. By their execution and delivery of this Agreement, each Seller, other than KPCB, hereby appoints CAT as its true and lawful agent and attorney-in-fact to act as the Seller Representative under this Agreement, the other Transaction Documents and the Definitive Loan Documents for and on behalf of such Seller in accordance with the terms and conditions of this Article X, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement, the other Transaction Documents or the Definitive Loan Documents in the absolute discretion of the Seller Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering this Agreement, the other Transaction Documents or the Definitive Loan Documents and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable by the Seller Representative in connection with this Agreement, the other Transaction Documents or the Definitive Loan Documents. For purposes of this Article X and Section 11.9 only, the terms “Seller” and “Sellers” shall not include KPCB. The Seller Representative shall have full power and authority to represent each and all of the Sellers and their successors with respect to all matters arising under this Agreement, the other Transaction Documents or the Definitive Loan Documents and the Transactions and Company Loan, and Buyer shall be entitled to rely on any and all actions, omissions, statements and instructions of the Seller Representative as the valid and duly authorized actions, omissions, statements and instructions of the Sellers. All actions taken by the Seller Representative hereunder and thereunder shall be binding upon all such Sellers and their successors as if expressly confirmed and ratified in writing by each of them, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement, the other Transaction Documents or the Definitive Loan Documents for and on behalf of the Sellers, as fully as if the Sellers were acting on their own behalf, including executing this Agreement, the other Transaction Documents and the Definitive Loan Documents as Seller Representative, as applicable; giving and receiving any notice or instruction permitted or required under this Agreement, the other Transaction Documents or the Definitive Loan Documents by the Seller Representative or any Seller; interpreting all of the terms and provisions of this Agreement, the other Transaction Documents and the Definitive Loan Documents; authorizing payments to be made with respect hereto or thereto; determining the amount of the Advisory Fee to be paid to Goldman Sachs & Co. and its Affiliates, the Company Expenses that have not been paid as of the Closing, if any, and the Flex Expenses, if any, to be paid to the agents and lenders pursuant to the Company Loan; paying the Advisory Fee, such unpaid Company Expenses and the Flex Expenses from the Aggregate Purchase Price paid to the Seller Representative at the Closing and deducting from the amount payable to each Seller pursuant to Section 2.2(c) an amount equal to the product of such Seller’s Transferred Percentage, multiplied by the sum of (x) the Advisory Fee, plus (y) such unpaid Company Expenses, if any, plus (z) the Flex Reserve, if any; obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Seller Representative in connection with this Agreement, the other Transaction Documents and the Definitive Loan Documents; defending all claims against the Sellers pursuant to Section 8.2; consenting to, compromising or settling all such claims; conducting negotiations with Buyer and its agents and Affiliates regarding such claims; dealing with Buyer under this Agreement, the other Transaction Documents and the Definitive Loan Documents with respect to all matters arising under this Agreement, the other Transaction Documents and the Definitive Loan Documents; taking any and all other actions specified in or contemplated by this Agreement, the other Transaction Documents and the Definitive Loan Documents; paying to each Seller promptly after the Flex Payment Termination Date an amount equal to the product of (x) the balance of the Flex Reserve as of such Flex Payment Termination Date, if any, plus any amount withheld as of the Closing in respect of the Company Expenses and not used to pay the Company Expenses as of the Closing, multiplied by (y) such Seller’s Transferred Percentage; and engaging counsel, accountants or other necessary parties in connection with the foregoing matters. Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the other Transaction Documents and the Definitive Loan Documents and to consent to any waiver hereof or waiver or amendment thereof on behalf of all such Sellers and such successors.

10.2 Authorization. Each Seller hereby authorizes the Seller Representative, on its behalf, to:

(a) receive all notices or documents given or to be given to any of the Sellers by Buyer or any of its Affiliates pursuant to this Agreement, the other Transaction Documents or the Definitive Loan Documents or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement, the other Transaction Documents or the Definitive Loan Documents;

(b) deliver to Buyer at the Closing all certificates and documents to be delivered to Buyer by any of the Sellers pursuant to this Agreement, together with any other certificates and documents executed by any of the Sellers and deposited with the Seller Representative for such purpose;

(c) engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement, the other Transaction Documents and the Definitive Loan Documents and the Transactions and Company Loan as the Seller Representative may in its sole discretion deem appropriate; and

(d) take such action on behalf of any of the Sellers as the Seller Representative may in its sole discretion deem appropriate in respect of:

(i) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto;

(ii) waiving the fulfillment of any of the conditions precedent to the Sellers’ obligations hereunder or pursuant to the other Transaction Documents;

(iii) taking such other action as the Seller Representative or any of the Sellers is authorized to take under this Agreement, the other Transaction Documents or the Definitive Loan Documents, including as set forth in Section 11.1;

(iv) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement, the other Transaction Documents or the Definitive Loan Documents;

(v) all such other matters as the Seller Representative may in its sole discretion deem necessary or appropriate to perform its and the Sellers’ obligations under this Agreement, the other Transaction Documents or the Definitive Loan Documents and to consummate the Transactions and the Company Loan; and

(vi) all such actions as may be necessary after the Closing Date to carry out any of the Transactions and the Company Loan, including the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VIII and any waiver of any obligation of Buyer.

All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Sellers and no Seller nor any other Person shall have any claim or cause of action against the Seller Representative, and the Seller Representative shall have no liability to any Seller or any other Person, for any action taken, decision made or instruction given by the Seller Representative in connection with this Agreement, any other Transaction Document or the Definitive Loan Documents, except in the case of its own gross negligence or willful misconduct.

10.3 Indemnification of Seller Representative. The Seller Representative shall incur no liability to the Sellers, Buyer or any other Person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Seller Representative to be genuinely and duly authorized by at least a majority in interest of the Sellers (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the other Transaction Documents, in any case except for liability to the Sellers for its own gross negligence or willful misconduct. Each of the Sellers, in accordance with such Seller’s Transferred Percentage, shall severally (but not jointly) indemnify the Seller Representative for, and shall hold the Seller Representative harmless against, any Loss incurred by the Seller Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, Sellers, consultants, attorneys, accountants, advisors, brokers, other Representatives or controlling Persons, in each case relating to the Seller Representative’s conduct as Seller Representative, other than such Losses resulting from the Seller Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the other Transaction Documents. This indemnification shall survive the termination of this Agreement. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

10.4 Reasonable Reliance. In determining the occurrence of any such event or contingency, the Seller Representative may request from any of the Sellers or any other Person such reasonable additional evidence as the Seller Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Sellers, and the Seller Representative shall not be liable to any Seller for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it. In the performance of its duties hereunder, the Seller Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Seller or Buyer. The Seller Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

10.5 Attorney-in-Fact.

(a) The power of attorney granted pursuant to this Article X and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of Law, whether by such Seller’s death, disability protective supervision or any other event or otherwise. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the expiration of all of the Transaction Documents in accordance with their respective terms. This power of attorney is coupled with an interest.

(b) Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under the Transaction Documents.

(c) Notwithstanding the power of attorney granted in this Article X, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of any the Seller having signed or given such agreement, instrument, acknowledgement or other act or document directly instead of the Seller Representative.

10.6 Orders. The Seller Representative is authorized, in its sole discretion, to comply with final, nonappealable orders, writs, judgments, decrees and decisions of a Governmental Authority (“Orders”) issued or process entered by any court of competent jurisdiction, and the Seller Representative shall have no liability to any Seller or any other Person, and shall, in accordance with Sections 10.3 and 10.8, be entitled to full reimbursement from the Sellers, in proportion to their respective Seller’s Transferred Percentages, of any fees, expenses, penalties or other amounts that it pays, in connection with any such Order.

10.7 Removal of Seller Representative; Authority of Successor Seller Representative. Sellers who in the aggregate hold at least a majority of the Common Stock then held by all Sellers shall have the right at any time to remove the then-acting Seller Representative and to appoint a successor Seller Representative; provided, however, that neither such removal of the then acting Seller Representative nor such appointment of a successor Seller Representative shall be effective until the delivery to each of Buyer and the then acting Seller Representative of executed counterparts of a writing signed by each such Seller with respect to such removal and appointment, together with an acknowledgment for the benefit of the Sellers signed by the successor Seller Representative appointed in such writing that it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein and in the other Transaction Documents shall be deemed to include any interim or successor Seller Representative.

10.8 Expenses of the Seller Representative. The Sellers shall promptly reimburse the Seller Representative in proportion to each such Seller’s Transferred Percentage for the Seller Representative’s out-of-pocket fees and expenses in performing under this Agreement and the other Transaction Documents, and for any amounts paid by the Seller Representative on the Sellers’ behalf in connection with the protection, defense or enforcement of any rights under this Agreement or the other Transaction Documents (in each case including any legal, accounting and other advisors’ fees and expenses).

10.9 KPCB Matters. Notwithstanding anything herein to the contrary, the provisions of the foregoing subsections of this Article X shall not apply in any respect to KPCB as a Seller, and the Seller Representative acknowledges and agrees that KPCB is deemed not to be a “Seller” for purposes of this Article X and Section 11.9 only. Except as expressly set forth in this Section 10.9 and Section 10.10, (a) the Seller Representative shall not have any authority to take any action on behalf of KPCB hereunder and (b) KPCB shall have no obligations or liabilities to the Seller Representative. KPCB hereby authorizes the Seller Representative to receive and hold for the benefit of KPCB its portion of Aggregate Purchase Price as determined in accordance with Section 2.1 and to deduct from such amount KPCB’s allocable portion of the Advisory Fee, the Flex Reserve and the Company Expenses as if KPCB were a “Seller” for purposes of the provisions of Section 10.1 and Section 10.10 relating to the allocation and payment of the Advisory Fee, the Flex Expenses and the Company Expenses, respectively; provided that the Seller Representative shall transfer such amount (after taking into account such deduction with respect to the Advisory Fee, the Flex Reserve and the Company Expenses) by wire transfer of immediately available funds to an account designated by KPCB within one Business Day following the Closing Date. Nothing contained in this Article X shall affect or limit the rights of the Seller Representative pursuant to Article VII, Article IX, or Section 11.6.

10.10 Flex Expenses. For the avoidance of doubt and without limiting the other provisions of this Article X, if a Successful Syndication of the Company Loan has not been achieved on or before the Closing, then (i) the Seller Representative shall withhold from the amount paid to each Seller hereunder an amount equal to the product of such Seller’s Transferred Percentage, multiplied by the Flex Reserve and shall hold the Flex Reserve to pay any Flex

Expenses which are due and payable prior to the Flex Reserve Termination Date, and (ii) if any Flex Expenses become due and payable prior to the Flex Reserve Termination Date, the Seller Representative shall pay such Flex Expenses from the balance remaining in the Flex Reserve, if any. On the Flex Reserve Termination Date, the Seller Representative shall pay to each Seller an amount equal to such Seller’s Transferred Percentage, multiplied by the balance remaining in the Flex Reserve, if any, as of such date. The Seller Representative shall have no obligation to pay any Flex Expenses, except from the balance of the Flex Reserve, if any, and after the Flex Reserve Termination Date, the Seller Representative shall have no obligation to pay any Flex Expenses. The Seller Representative shall deposit the current balance of the Flex Reserve and the Company Expenses in a separate bank account and all interest earned thereon shall be for the benefit of the Sellers and paid to them, from time to time, pro rata to their interest in the Aggregate Purchase Price.

ARTICLE XI

MISCELLANEOUS

11.1 Additional Actions and Documents. Each of the parties hereto agrees that it will use its commercially reasonable efforts, at any time prior to, at or after the Closing Date, to take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents and approvals, as may be necessary or reasonably requested by any other party in connection with the consummation of the Transactions and the Company Loan or in order to fully effectuate the purposes, terms and conditions of this Agreement, the other Transaction Documents and the Definitive Loan Documents.

11.2 Expenses. Subject to Sections 6.7, 6.8 and 10.8 and Article VIII, each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the Transactions. Notwithstanding anything to the contrary contained herein, (a) the Sellers shall pay the fees and expenses due to Goldman, Sachs & Co. and its Affiliates in connection with investment banking and other advisory services rendered on behalf of the Sellers, the Company and their Affiliates in connection with the Transactions (other than the fees and expenses of the lenders and agents related to the Company Loan) (the “Advisory Fee”), (b) the Company shall pay all fees and expenses of the Company, lenders and agents related to the Company Loan, including any Flex Expenses prior to or at the Closing, the fees and expenses of Dow Lohnes PLLC in connection with the Company Loan, and all fees and expenses in connection with the Company Redemption (the “Company Expenses”), and (c) CAT shall pay all fees and expenses of Dow Lohnes PLLC in connection with the Transactions and the Company Redemption (other than the Company Loan).

11.3 Notices. All notices, demands, requests or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile (except in the case of delivery to KPCB) and addressed as follows:

If to Buyer:

Providence Equity Partners VI, L.P.

Providence Equity Partners VI-A, L.P.

c/o Providence Equity Partners Inc.

50 Kennedy Plaza, 18th Floor

Providence, Rhode Island 02903

Facsimile: (401)751-1790

Attention: Michael J. Dominguez and Albert J. Dobron

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Facsimile: (617) 772-8333

Attention: Kevin J. Sullivan

If to Company:

AutoTrader.com, Inc.

5775 Peachtree Dunwoody Road

Atlanta, Georgia 30342

Facsimile: (404) 843-5755

Attention: Victor A. Perry, III

with copies (which shall not constitute notice) to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, Suite 800

Washington, DC 20036

Facsimile: (202) 776-2222

Attention: John T. Byrnes, Esq.

If to the Seller Representative:

Cox Auto Trader, L.L.C.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Facsimile: (404) 843-5140

Attention: Sanford H. Schwartz

with copies (which shall not constitute notice) to:

Dow Lohnes PLLC

1200 New Hampshire Avenue, Suite 800

Washington, DC 20036

Facsimile: (202) 776-2222

Attention: John T. Byrnes, Esq.

If to KPCB:

Kleiner Perkins Caufield & Byers

2750 Sand Hill Road

Menlo Park, California 94111

Attention: Joseph Lacob

with copies (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Sayre Stevick

                 Lynda Twomey

Telecopier: (650) 938-5200

If to any of the other Sellers, to the addresses or facsimile numbers set forth next to their names on Exhibit A,

or such other address as the addressee may indicate by written notice.

Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.4 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.5 Benefit and Assignment. Neither Buyer, on the one hand, nor any Seller, on the other hand, shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise without the prior written consent of the Seller Representative, in the case of Buyer, or the Seller Representative and Buyer, in the case of a Seller (except in the case of an assignment by a Seller who is an individual to such Seller’s estate and/or heirs upon such Seller’s death). The Company may collaterally assign all or any of its rights under this Agreement to the Administrative Agent, from time to time. Upon written notice by the Administrative Agent to the other parties hereto, the Administrative Agent and its designees shall be entitled to exercise, following the occurrence and during the continuance of any default or event of default under the Credit Agreement, any and all rights of the Company under Section 6.5 in accordance with the terms thereof. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than the parties hereto (including the Sellers other than KPCB through the Seller Representative), the Buyer Indemnified Parties for purposes of Article VIII and the Seller Indemnified Parties for purposes of Article VIII is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the representations and warranties, covenants and other agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto (including the Sellers other than KPCB through the Seller Representative), the Buyer Indemnified Parties for purposes of Article VIII and the Seller Indemnified Parties or their respective successors and assigns as permitted hereunder; provided that Manheim shall be a third-party beneficiary of Sections 6.6(d) and 6.9. For purposes of this Section 11.5, the term “Credit Agreement” shall mean the credit agreement contemplated by the Company Commitment Letter (as such agreement may be amended, supplemented, restated or otherwise modified from time to time), and the term “Administrative Agent” shall mean the administrative agent under the Credit Agreement (or any other person acting as agent, trustee or other representative of lenders under the Credit Agreement).

11.6 Amendment. No amendment, modification, supplement or waiver of this Agreement shall be binding unless executed in writing by the Seller Representative, the Company and Buyer, and any amendment, modification, supplement or waiver of this Agreement executed by the Seller Representative, the Company and Buyer shall be binding upon all the parties hereto, including each Seller; provided that no such amendment, modification, supplement or waiver that is materially adverse to KPCB in a manner that is materially different from any other Seller (in its capacity as a Seller) shall be binding upon KPCB unless executed in writing by KPCB; provided, further, that KPCB shall not be required to consummate the Transactions in the event that this Agreement is amended, modified, supplemented or waived in any manner that is materially adverse to KPCB (regardless of whether such amendment, modification, supplement or waiver affects any other Seller in the same manner). Each of the parties hereto agrees that, if KPCB elects not consummate the Transactions in accordance with the preceding sentence, then this Agreement shall be deemed to be amended such that KPCB is not a “Seller” hereunder, and the rights and obligations of each of the other parties under this Agreement with respect to each other shall not be affected thereby in any manner.

11.7 Severability. If any part of this Agreement or any other Transaction Document shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts hereof or thereof. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement or such Transaction Document so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

11.8 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT (AND ALL CLAIMS, CONTROVERSIES AND CAUSES OF ACTION ARISING HEREUNDER, IN CONNECTION HEREWITH, OR RELATING HERETO, WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION

AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) The Company, Buyer, the Sellers and the Seller Representative hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the other Transaction Documents and in respect of the Transactions. Each of the Company, Buyer, the Sellers and the Seller Representative irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, the other Transaction Documents and in respect of the Transactions, or with respect to any such action or proceeding, shall be heard and determined in such a state or federal court located in Delaware, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Company, Buyer, the Sellers and the Seller Representative hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Company, Buyer, the Sellers and the Seller Representative hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement, the other Transaction Documents may not be enforced in or by such courts. Each of the Company, Buyer, the Sellers and the Seller Representative hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(c) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING AMONG SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.9 Attorney-Client Privilege; Consent to Representation. In the event a dispute arises after the Closing between any or all of Buyer, the Company or any of their respective

Affiliates, on the one hand, and any Seller or the Company or any of their respective Affiliates, on the other hand, Dow Lohnes PLLC may represent any or all of CAT, any Seller or the Company or any of their respective Affiliates in such dispute even though the interests of any such parties and its Affiliates may be directly adverse to any of such other parties, and even though Dow Lohnes PLLC may have represented any of such other parties in a matter substantially related to such dispute, or may be handling ongoing matters for any of such other parties. KPCB shall be entitled to appoint counsel of its own choosing, in its sole discretion, to represent it with respect to any such dispute. As to all communications between Dow Lohnes PLLC, on the one hand, and CAT, any Seller, the Company or any of their respective Affiliates, on the other hand, that relate to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to CAT, any such Seller and the Company and their respective Affiliates, as the case may be, and shall not pass to or be claimed or controlled by Buyer or any of its Affiliates in the event of a legal dispute with any of CAT, any Seller or the Company or any of their respective Affiliates. KPCB is deemed not to be “Seller” for purposes of this Section 11.9.

11.10 Specific Performance. The parties hereto acknowledge and agree that the breach by any of them of this Agreement (including the failure by a party to consummate the Closing) would cause irreparable damage to the other parties hereto and that they will not have an adequate remedy at Law. Therefore, the obligations of the parties under this Agreement (including a party’s obligation to consummate the Closing) shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, in each case, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Sellers shall be entitled to enforce specifically Buyer’s obligation to purchase the Transferred Interest, and Buyer shall be entitled to enforce specifically each Seller’s obligation to sell such Seller’s Transferred Shares, in each case, subject to the terms and conditions of this Agreement.

11.11 Exhibits and Schedules; Interpretation.

(a) When a reference is made in this Agreement to a Section, subsection, Appendix, Exhibit or Schedule (including the Schedules included in Article IV, (collectively, the “Disclosure Schedule”)), such reference shall be to a Section, subsection, Appendix, Exhibit or Schedule (including the Disclosure Schedule) of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules (including the Disclosure Schedule) and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Appendices, Exhibits and Schedules (including the Disclosure Schedules) annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Appendix, Exhibit or Schedule (including the Disclosure Schedule) and not otherwise defined shall have the meaning given to such term in this Agreement. The Disclosure Schedule is arranged in sections and subsections corresponding to the sections and subsections of Article IV. The disclosures in any section or subsection of the Disclosure Schedule shall qualify all other sections and subsections in Article IV to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or is outside the ordinary course of business.

(b) Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrase “ordinary course of business” shall mean the ordinary course of business of the Company, consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. All references to “Dollars” or “$” shall be to U.S. Dollars unless otherwise specified. All references to “Buyer” in this Agreement shall mean each Buyer or any Buyer, as the context implies.

11.12 Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

11.13 Entire Agreement. This Agreement, together with all Appendices, Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, in each case other than the Confidentiality Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

COMPANY:

AUTOTRADER.COM, INC.

By:	/s/ Shauna J. Sullivan
Name: Shauna J. Sullivan
Title: Secretary

BUYER:

PROVIDENCE EQUITY PARTNERS VI L.P.
By: Providence Equity GP VI L.P., its sole general partner
By: Providence Equity Partners VI L.L.C., its sole general partner

By:	/s/ Michael J. Dominguez
Name: Michael J. Dominguez
Title: Managing Director

PROVIDENCE EQUITY PARTNERS VI-A L.P.
By: Providence Equity GP VI L.P., its sole general partner
By: Providence Equity Partners VI L.L.C., its sole general partner

By:	/s/ Michael J. Dominguez
Name: Michael J. Dominguez
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

COX AUTO TRADER, L.L.C.

By:	/s/ Shauna J. Sullivan
Name: Shauna J. Sullivan
Title: Secretary

[Signature Page to Stock Purchase Agreement]

SELLERS:

COX AUTO TRADER, L.L.C.

By:	/s/ Shauna J. Sullivan
Name: Shauna J. Sullivan
Title: Secretary

[Signature Page to Stock Purchase Agreement]

KPCB HOLDINGS, INC., as nominee

By:	/s/ Joseph S. Lacob
Name: Joseph S. Lacob
Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]

/s/ James C. Kennedy
JAMES C. KENNEDY

[Signature Page to Stock Purchase Agreement]

JCK ANNUITY TRUST, U/T/A DATED DECEMBER 31, 2005

/s/ R. Dale Hughes
R. DALE HUGHES
Trustee

/s/ Richard J. Jacobson
RICHARD J. JACOBSON
Trustee

[Signature Page to Stock Purchase Agreement]

/s/ Ingrid Molinazzi
INGRID MOLINAZZI

[Signature Page to Stock Purchase Agreement]

DEBRA AND LARRY ALDRICH-JTWROS

By:	/s/ Debra Aldrich
Debra Aldrich

By:	/s/ Larry Aldrich
Larry Aldrich

[Signature Page to Stock Purchase Agreement]

/s/ Barbara K. Harty
BARBARA K. HARTY

[Signature Page to Stock Purchase Agreement]

THE DAVID E. EASTERLY REVOCABLE TRUST

/s/ David E. Easterly
DAVID E. EASTERLY
Trustee

[Signature Page to Stock Purchase Agreement]